Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT
by and between
Kimball International, Inc.
and
Kimball Electronics, Inc.
Dated as of October 31, 2014

EMPLOYEE MATTERS AGREEMENT
THIS EMPLOYEE MATTERS AGREEMENT, dated as of October 31, 2014, is entered into by and between Kimball International, Inc. (“Kimball International”), and Kimball Electronics, Inc. (“Kimball Electronics”). Kimball International and Kimball Electronics are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Kimball International has determined that it would be appropriate, desirable and in the best interests of Kimball International and the shareholders of Kimball International to separate the Kimball Electronics Business from Kimball International;
WHEREAS, Kimball International and Kimball Electronics have entered into the Separation and Distribution Agreement, dated as of October 31, 2014 (the “Distribution Agreement”), in connection with the separation of the Kimball Electronics Business from Kimball International (the “Transaction”) and the Distribution of Kimball Electronics Common Shares to shareholders of Kimball International;
WHEREAS, the Distribution Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of Kimball Electronics and its subsidiaries from Kimball International; and
WHEREAS, to ensure an orderly transition under the Distribution Agreement, it will be necessary for the Parties to allocate between them Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs, and certain other employment matters.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Distribution Agreement.
“Affiliate” has the meaning set forth in the Distribution Agreement.
“Agreement” means this Employee Matters Agreement, together with all schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 13.9.
“Assets” has the meaning set forth in the Distribution Agreement.
“Benefit Management Records” has the meaning set forth in Section 3.3(b).
“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature to any Employee, or to any eligible family member, dependent, or beneficiary of any such Employee, including pension plans (qualified and nonqualified), thrift plans, deferred compensation plans (qualified and nonqualified), supplemental pension plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, medical, retiree medical, dental, vision, travel and accident, life, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays of Kimball International or Kimball Electronics, as applicable.

“Business Days” means any day other than a Saturday or Sunday or a day on which banking institutions in Jasper, Indiana are authorized or requested by Law to close.
“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury.
“Distribution” has the meaning set forth in the Distribution Agreement.
“Distribution Agreement” has the meaning set forth in the recitals to this Agreement.
“Distribution Date” has the meaning set forth in the Distribution Agreement.
“Distribution Ratio” shall be the ratio of three (3) Kimball Electronics Common Shares for every four (4) shares of Kimball International Common Shares.
“Effective Time” has the meaning set forth in the Distribution Agreement.
“Employee” means any Kimball International Group Employee, Former Kimball International Group Employee, Kimball Electronics Group Employee or Former Kimball Electronics Group Employee.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FICA” has the meaning set forth in Section 3.1(f).
“FMLA” means the U.S. Family and Medical Leave Act, as amended, and the regulations promulgated thereunder.
“Former Kimball Electronics Group Employees” means all former employees of the Kimball International Group who (i) primarily provided services for the benefit of the Kimball Electronics Business at the time their employment terminated or (ii) at the time of termination of employment, primarily provided services for a business for which any Liability, including Liabilities associated with Employees, is reflected on the Kimball Electronics Balance Sheet.
“Former Kimball International Group Employee” means all former employees of the Kimball International Group who have an employment end date on or before the Effective Time, excluding all Kimball Electronics Group Employees and Former Kimball Electronics Group Employees.
“FSA Participation Period” has the meaning set forth in Section 8.3(b)(i).
“FUTA” has the meaning set forth in Section 3.1(f).
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.
“IRS” means the Internal Revenue Service.
“Kimball Electronics” has the meaning set forth in the preamble to this Agreement.
“Kimball Electronics APSA” means an Annual Performance Share Award to a Kimball Electronics Group Employee under the Kimball Electronics Equity Plan or under the Kimball International Equity Plan and adjusted as provided in Article IV.
“Kimball Electronics Benefit Plan” means any Benefit Plan sponsored or maintained by a member of the Kimball Electronics Group following the Effective Time.

“Kimball Electronics Bonus Plans” means bonus plans adopted by Kimball Electronics as of the Effective Time that are comparable to the Kimball International Bonus Plans.
“Kimball Electronics Business” has the meaning set forth in the Distribution Agreement.
“Kimball Electronics Common Share Fund” means an investment fund in the Kimball Electronics 401(k) Plan or the Kimball International 401(k) Plan, as applicable, that holds Kimball Electronics Common Shares and cash.
“Kimball Electronics Common Shares” means the shares of common stock, having no par value per share, of Kimball Electronics.
“Kimball Electronics Entity” means any member of the Kimball Electronics Group, including any Transferred Group Entity.
“Kimball Electronics Equity Plan” means the plan adopted by Kimball Electronics as of the Effective Time under which Kimball Electronics may provide awards comparable to awards provided by Kimball International under the Kimball International, Inc. Amended and Restated 2003 Stock Option and Incentive Plan.
“Kimball Electronics 401(k) Plan” has the meaning set forth in Section 6.1.
“Kimball Electronics 401(k) Plan Participants” has the meaning set forth in Section 6.2.
“Kimball Electronics Group” shall have the same meaning as the term “Kimball Electronics Group” in the Distribution Agreement.
“Kimball Electronics Group Employee” means any individual who primarily provides services for the benefit of a member of the Kimball Electronics Group, including a Transferred Group Entity, immediately prior to the Effective Time.
“Kimball Electronics Incentive Bonus Plan” means an incentive bonus plan adopted by Kimball Electronics as of the Effective Time that is comparable to the Kimball International Incentive Bonus Plan.
“Kimball Electronics LTPSA” means a Long Term Performance Share Award to a Kimball Electronics Group Employee under the Kimball Electronics Equity Plan or under the Kimball International Equity Plan and adjusted as provided in Article IV.
“Kimball Electronics Post-Distribution Share Value” means the weighted average closing price per share of Kimball Electronics Common Shares trading on the NASDAQ during Regular Trading Hours on the first five (5) Trading Days following the Distribution Date.
“Kimball Electronics PSAs” means performance share awards to Kimball Electronics Group Employees, including Kimball Electronics APSAs and Kimball Electronics LTPSAs issued under the Kimball Electronics Equity Plan or the Kimball International Equity Plan and adjusted as provided in Article IV.
“Kimball Electronics Ratio” means the quotient obtained by dividing the Kimball Electronics Post-Distribution Share Value by the Kimball International Pre-Distribution Share Value.
“Kimball Electronics SERP” means a nonqualified supplemental employee retirement plan adopted by Kimball Electronics as of the Effective Time that is comparable to the Kimball International SERP.
“Kimball Electronics SERP Participant” shall have the meaning set forth in Section 7.1(a).
“Kimball Electronics Severance Arrangements” shall have the meaning set forth in Section 11.1.

“Kimball Electronics Welfare Plan” means any Welfare Plan sponsored or maintained by any one or more members of the Kimball Electronics Group immediately after the Effective Time.
“Kimball Electronics Welfare Plan Implementation Date” has the meaning set forth in Section 8.1.
“Kimball Electronics Welfare Plan Participants” has the meaning set forth in Section 8.1.
“Kimball International” has the meaning set forth in the preamble to this Agreement.
“Kimball International APSA” means an Annual Performance Share Award under the Kimball International Equity Plan.
“Kimball International Benefit Plan” means any Benefit Plan sponsored or maintained by a member of the Kimball International Group immediately prior to the Effective Time, excluding any such Benefit Plan that becomes a Kimball Electronics Benefit Plan.
“Kimball International Bonus Plans” shall have the meaning set forth in Section 5.1.
“Kimball International Common Share Fund” means an investment fund in the Kimball International 401(k) Plan or the Kimball Electronics 401(k) Plan, as applicable, that holds Kimball International Common Shares and cash.
“Kimball International Common Shares” means the Kimball International Class A common stock, par value $0.05 per share, and Class B common stock, par value $0.05 per share.
“Kimball International Director” means any individual who is or was previously a non-employee member of the board of directors of Kimball International.
“Kimball International Entity” means any member of the Kimball International Group.
“Kimball International Equity Plan” means the Kimball International, Inc. Amended and Restated 2003 Stock Option and Incentive Plan.
“Kimball International Group” has the meaning set forth in the Distribution Agreement.
“Kimball International Group Employee” means any individual who is employed by a member of the Kimball International Group immediately prior to the Effective Time, excluding any Kimball Electronics Group Employee.
“Kimball International Incentive Bonus Plan” means the Kimball International, Inc. 2010 Profit Sharing Incentive Bonus Plan.
“Kimball International LTPSA” means a Long Term Performance Share Award under the Kimball International Equity Plan.
“Kimball International Post-Distribution Share Value” means the weighted average closing price per share of Kimball International Common Shares trading on the NASDAQ during Regular Trading Hours on the first five (5) Trading Days following the Distribution Date.
“Kimball International Pre-Distribution Share Value” means the weighted average closing price per share of Kimball International Common Shares trading on the NASDAQ during Regular Trading Hours on the last five (5) Trading Days immediately preceding the Distribution Date.
“Kimball International PSAs” means performance share awards, including Kimball International APSAs and Kimball International LTPSAs issued under the Kimball International Equity Plan.
“Kimball International Ratio” means the quotient obtained by dividing the Kimball International Post-Distribution Share Value by the Kimball International Pre-Distribution Share Value.

“Kimball International SERP” means the Kimball International, Inc. Supplemental Employee Retirement Plan.
“Kimball International 401(k) Plan” means the Kimball International, Inc. Retirement Plan (Plan No. 001).
“Kimball International 401(k) Plan Participants” has the meaning set forth in Section 6.3(a).
“Kimball International U.S. Welfare Plan” means the Kimball International, Inc. Master Welfare Benefits Plan (Plan No. 520).
“Law” has the meaning set forth in the Distribution Agreement.
“Liabilities” has the meaning set forth in the Distribution Agreement.
“NASDAQ” means The NASDAQ Stock Market LLC.
“Non-U.S. Kimball Electronics Welfare Plans” has the meaning set forth in Section 9.2(b).
“Non-U.S. Kimball International Welfare Plans” has the meaning set forth in Section 9.2(a).
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Person” has the meaning set forth in the Distribution Agreement.
“Privacy Contract” means any contract entered into in connection with applicable privacy protection Laws or regulations.
“Regular Trading Hours” means the period beginning at 9:30 A.M. New York City time and ending at 4:00 P.M. New York City time.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” has the meaning set forth in the Distribution Agreement.
“Tax” has the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” means the Tax Matters Agreement, dated as of October 31, 2014 by and among Kimball International and Kimball Electronics.
“Trading Day” means the period of time during any given calendar day, commencing with the determination of the opening price on the NASDAQ and ending with the determination of the closing price on the NASDAQ, in which trading and settlement in Kimball International Common Shares or Kimball Electronics Common Shares are permitted on the NASDAQ.
“Transaction” has the meaning set forth in the recitals to this Agreement.
“Transferred Group Adoption Date” means the applicable date prior to the Effective Time on which Kimball International and/or Kimball Electronics determine to have any or all of the Kimball Electronics Benefit Plans adopted by a Transferred Group Entity.
“Transferred Group Entity” means each Kimball International Entity that will become a Kimball Electronics Entity as of the Effective Time.
“Transition Services Agreement” has the meaning set forth in the Distribution Agreement.
“U.S.” means the United States of America.
“WARN” means the U.S. Worker Adjustment and Retraining Notification Act, as amended, and the regulations promulgated thereunder, and any applicable state or local Law equivalent.
“Welfare Plan” means, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, wellness, prescription drug, dental, vision, and mental health and substance abuse), disability benefits, or life, accidental death and disability, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time off programs, contribution funding toward a health savings account, flexible spending accounts, or cashable credits of Kimball International or Kimball Electronics, as applicable.
Section 1.2    Interpretation. In this Agreement, unless the context clearly indicates otherwise:
(a)words used in the singular include the plural and words used in the plural include the singular;
(b)if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;
(c)reference to any gender includes the other gender and the neuter;
(d)the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;
(e)the words “shall” and “will” are used interchangeably and have the same meaning;
(f)the word “or” shall have the inclusive meaning represented by the phrase “and/or”;
(g)relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;
(h)all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Saving Time, as applicable, on the date in question;
(i)whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;
(j)accounting terms used herein shall have the meanings historically ascribed to them by Kimball International and its Subsidiaries, including Kimball Electronics for this purpose, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;
(k)reference to any Article, Section or schedule means such Article or Section of, or such schedule to this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;
(l)the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;
(m)the term “commercially reasonable efforts” means efforts which are commercially reasonable to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in, the consummation of a desired result and which do not require the performing Party to expend funds or assume Liabilities other than expenditures and Liabilities which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the Distribution;
(n)reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;
(o)reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(p)references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;
(q)if there is any conflict between the provisions of the main body of this Agreement and the schedules hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such schedule;
(r)unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the U.S.;
(s)the titles to Articles and headings of Sections contained in this Agreement, in any schedule and Exhibit and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and
(t)any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.
ARTICLE II
GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES
Section 2.1General Principles. It is the intention of Kimball International and Kimball Electronics that all employment-related Liabilities associated with Kimball Electronics Group Employees and Former Kimball Electronics Group Employees, whether prior to, on or after the Effective Time, are to be assumed by Kimball Electronics, except as otherwise specifically set forth in this Agreement. Each member of the Kimball International Group and each member of the Kimball Electronics Group shall take any and all reasonable action as shall be necessary or appropriate so that active participation in the Kimball International Benefit Plans by all Kimball Electronics Group Employees and Former Kimball Electronics Group Employees shall terminate in connection with the Distribution as and when provided under this Agreement (or if not specifically provided under this Agreement, as of the Effective Time).
(a)Except as otherwise provided in this Agreement, effective as of the Effective Time, one or more members of the Kimball Electronics Group (as determined by Kimball Electronics) shall assume, or continue the sponsorship of, and no member of the Kimball International Group shall have any further Liability with respect to, or under, and Kimball Electronics shall indemnify each member of the Kimball International Group, and the officers, directors, and employees of each member of the Kimball International Group, and hold them harmless with respect to any and all:
(i)individual agreements entered into between any member of the Kimball International Group and any Kimball Electronics Group Employee or Former Kimball Electronics Group Employee;
(ii)agreements entered into between any member of the Kimball International Group and any individual who is an independent contractor, or leasing organization, providing services primarily for the business activities of the Kimball Electronics Group;
(iii)Collective Bargaining Agreements, collective agreements, trade union or works council agreements entered into between any member of the Kimball International Group and any union, works council or other body representing only Kimball Electronics Group Employees;
(iv)wages, salaries, incentive compensation (as the same may be modified by this Agreement), commissions, bonuses, and any other employee compensation or benefits payable to or on behalf of any Kimball Electronics Group Employees or Former Kimball Electronics Group

Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, commissions, bonuses, or other employee compensation or benefits are or may have been earned;
(v)moving expenses and obligations related to relocation, repatriation, transfers or similar items incurred by or owed to any Kimball Electronics Group Employees or Former Kimball Electronics Group Employees that have not been paid prior to the Effective Time;
(vi)immigration-related, visa, work application or similar rights, obligations and Liabilities related to any Kimball Electronics Group Employees or Former Kimball Electronics Group Employees;
(vii)Liabilities under any Kimball Electronics Benefit Plan; and
(viii)Liabilities and obligations whatsoever with respect to claims made by, or with respect to any Kimball Electronics Group Employees or Former Kimball Electronics Group Employees, in connection with any Kimball International Benefit Plan, including but not limited to, such Liabilities relating to actions or omissions of or by any member of the Kimball Electronics Group or any officer, director, employee or agent thereof on or prior to the Effective Time.
(b)Except as otherwise provided in this Agreement, effective as of the Effective Time, no member of the Kimball Electronics Group shall have any further Liability for, and Kimball International shall indemnify each member of the Kimball Electronics Group, and the officers, directors, and employees of each member of the Kimball Electronics Group, and hold them harmless with respect to any and all Liabilities and obligations whatsoever with respect to, claims made by or with respect to any Kimball International Group Employees or Former Kimball International Group Employees in connection with any Kimball International Benefit Plan (other than with respect to Liabilities relating to Kimball Electronics Group Employees or Former Kimball Electronics Group Employees), including such Liabilities relating to actions or omissions of or by any member of the Kimball International Group or any officer, director, employee or agent thereof prior to, on or after the Effective Time.
Section 2.2    Service Credit.
(a)    Service for Eligibility, Vesting, and Benefit Purposes. Except as otherwise provided in any other provision of this Agreement, the Kimball Electronics Benefit Plans shall, and Kimball Electronics shall cause each member of the Kimball Electronics Group to, recognize each Kimball Electronics Group Employee’s full service history with the Kimball International Group for purposes of eligibility, vesting, determination of level of benefits and, to the extent applicable and subject to Section 2.4, benefit accruals under any Kimball Electronics Benefit Plan for such Kimball Electronics Group Employee’s service with any member of the Kimball International Group on or prior to the Effective Time to the same extent such service would be credited under the Kimball International Benefit Plans, as applicable. Notwithstanding anything to the contrary, in connection with any Employee’s break in service, any determination as to service credit shall be made under and in accordance with the applicable Kimball Electronics Benefit Plan document, the terms of which shall control in the case of any conflict with this Section 2.2.
(b)    Evidence of Prior Service. Notwithstanding anything to the contrary, but subject to applicable Law, upon reasonable request by one Party to the other Party, the first Party will provide to the other Party copies of any records reasonably available to the first Party to document such service, plan participation and membership of such Employees and reasonably cooperate with the first Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any Employee.

Section 2.3    Plan Administration.
(a)    Transition Services. The Parties acknowledge that the Kimball International Group or the Kimball Electronics Group may provide administrative services for certain of the other Party’s benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.
(b)    Participant Elections and Beneficiary Designations. Prior to the Effective Time, each participant in a Kimball Electronics Benefit Plan shall execute such elections and beneficiary designations as are promulgated by the administrator of each Kimball Electronics Benefit Plan. Notwithstanding the foregoing, if and to the extent a Kimball Electronics Benefit Plan participant has failed to execute and file an updated election and/or designation, the participant elections and beneficiary designations made under any corresponding Kimball International Benefit Plan prior to the Effective Time with respect to which Assets or Liabilities are transferred or allocated to Kimball Electronics Benefit Plans in accordance with this Agreement shall continue in effect under the applicable Kimball Electronics Benefit Plan, including, without limitation, deferral, investment and payment form elections, coverage options and levels, beneficiary designations and the rights of alternate payees under qualified domestic relations orders, in each case, to the extent allowed by applicable Law.
Section 2.4    No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement or the Distribution Agreement, no participant in the Kimball Electronics Benefit Plans shall receive benefits that duplicate benefits provided by the corresponding Kimball International Benefit Plan. Furthermore, unless expressly provided for in this Agreement or the Distribution Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting, distribution of benefits or entitlements to any compensation or under any Benefit Plan on the part of any Kimball International Group Employee, Former Kimball International Group Employee, Kimball Electronics Group Employee or Former Kimball Electronics Group Employee.
Section 2.5    No Expansion of Participation. Unless otherwise expressly provided in this Agreement, as otherwise determined or agreed to by Kimball International and Kimball Electronics, as required by applicable Law, or as explicitly set forth in a Kimball Electronics Benefit Plan, a Kimball Electronics Group Employee shall be entitled to participate in the Kimball Electronics Benefit Plans only to the extent that such Employee was entitled to participate in the corresponding Kimball International Benefit Plan as in effect immediately prior to the Effective Time, with it being the intent of the Parties that this Agreement does not result in any expansion of the number of Kimball Electronics Group Employees participating or the participation rights therein that they had prior to the Effective Time.
Section 2.6    Special Provisions. Notwithstanding any other provision in this Agreement to the contrary, Dean Vonderheide, Vice President of Organizational Effectiveness of Kimball International and Julie Dutchess, Vice President of Human Resources of Kimball Electronics shall have the discretion, power and authority to adopt and implement special provisions, rules or procedures applicable to the employment, compensation and benefit arrangements of one or more individuals as are deemed equitable, necessary or advisable to give effect to the intentions of this Agreement, including without limitation, special provisions relating to (i) different equitable adjustments than as set forth in Article IV, in the case of a grantee who has outstanding awards granted under the Kimball International Equity Plan or any incentive plan, where such grantee’s circumstances warrant a different treatment (including, but not limited to, grantees in jurisdictions outside of the U.S.) to the extent that such Vice President of Organizational Effectiveness of Kimball International and the Vice President of Human Resources of Kimball Electronics deem such different treatment to be equitable, necessary or advisable, based on the advice of counsel; (ii) the good faith determination of the employer or former employer, as applicable, of each Employee; (iii) errors in the timing of employment transfers; (iv) issues pertaining to immigration Law requirements; and (v) any other decisions regarding the employment, compensation and benefit arrangements of one or more individuals as are deemed equitable, necessary or advisable that are not otherwise contemplated by this Agreement.
ARTICLE III
TRANSFER/ASSIGNMENT OF EMPLOYEES
Section 3.1Active Employees.
(a)Kimball Electronics Group Employees. Except as otherwise set forth in this Agreement, effective not later than immediately preceding the Effective Time, the employment of each Kimball Electronics Group Employee shall be continued by a member of the Kimball Electronics Group or shall be assigned and transferred to a member of the Kimball Electronics Group (in each case, with such member as determined by Kimball Electronics). Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignments and transfers of employment and comply with Section 5.1 of the Distribution Agreement (No Solicit; No Hire).
(b)Kimball International Group Employees. Except as otherwise set forth in this Agreement, effective not later than immediately preceding the Effective Time, the employment of each Kimball International Group Employee shall be continued by a member of the Kimball International Group or shall be assigned and transferred to a member of the Kimball International Group (in each case as determined by Kimball International). Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignments and transfers of employment and comply with Section 5.1 of the Distribution Agreement (No Solicit; No Hire).
(c)At-Will Status. Notwithstanding the above or any other provision of this Agreement, nothing in this Agreement shall create any obligation on the part of any member of the Kimball International Group or any member of the Kimball Electronics Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period following the date of this Agreement or the Effective Time (except as required by applicable Law) or (ii) change the employment status of any Employee from “at will,” to the extent such Employee is an “at will” employee under applicable Law.
(d)Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.1 shall not be deemed a severance of employment of any Employee for purposes of this Agreement or any Benefit Plan or policy of any member of the Kimball International Group or any member of the Kimball Electronics Group.
(e)Not a Change of Control/Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution nor any transaction in connection with the Distribution shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Kimball International Benefit Plan, Kimball Electronics Benefit Plan, Kimball International Equity Plan or Kimball Electronics Equity Plan, or any Kimball International or Kimball Electronics policy or agreement.
(f)Payroll and Related Taxes. With respect to the portion of the tax year occurring prior to the day immediately following the Effective Time, Kimball International will (i) be responsible for all payroll obligations, tax withholding and reporting obligations and (ii) furnish a Form W-2 or similar earnings statement to all Kimball Electronics Group Employees for such period. With respect to the remaining portion of such tax year, Kimball Electronics will (i) be responsible for all payroll obligations, tax withholding, and reporting obligations regarding Kimball Electronics Group Employees and (ii) furnish a Form W-2 or similar earnings statement to all Kimball Electronics Group Employees. Following the Effective Time, Kimball International will, to the extent provided in the Transition Services Agreement, provide payroll obligations, tax withholding and reporting obligations in accordance with the terms of the Transition Services Agreement. With respect to each Kimball Electronics Group Employee, Kimball International and Kimball Electronics shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable)

(a) treat Kimball Electronics (or the applicable Kimball Electronics Entity) as a “successor employer” and Kimball International (or the applicable Kimball International Entity) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”) and (b) file tax returns, exchange wage payment information, and report wage payments made by the respective predecessor and successor employer on separate IRS Forms W-2 or similar earnings statements to each such Kimball Electronics Group Employee for the tax year in which the Effective Time occurs, in a manner provided in Section 4.02(l) of Revenue Procedure 2004-53. Except to the extent otherwise administratively practicable, the collection of payroll taxes under FICA and FUTA will restart upon or following the Effective Time with respect to each Kimball Electronics Group Employee for the tax year during which the Effective Time occurs.
(g)Employment Agreements; Expatriate Obligations. Kimball shall assign, and Kimball Electronics will assume and honor, or will cause a Kimball Electronics Entity to assume and honor, and as otherwise required by applicable Law, any agreements to which any Kimball Electronics Group Employee is party with either any Kimball International Entity or any joint venture with a Kimball International Entity, including any (i) executive employment contract, (ii) retention, severance, or change in control agreement or (iii) expatriate (including any international assignee) contract or arrangement (including agreements and obligations regarding repatriation, relocation, equalization of Taxes and living standards in the host country). The Kimball Electronics Group Employees with such agreements under this Section 3.1(g) are set forth on Schedule 3.1(g). To the extent that assignment of such agreements is not permitted, effective as of the Effective Time, each member of the Kimball Electronics Group shall be considered to be a successor to each member of the Kimball International Group for purposes of, and a third-party beneficiary with respect to, all such agreements.
Section 3.2    Employment Law Obligations.
(a)    WARN. After the Effective Time, (i) Kimball International shall be responsible for providing any necessary WARN notice (and meeting any similar state Law notice requirements) with respect to any termination of employment of any Kimball International Group Employee and (ii) Kimball Electronics shall be responsible for providing any necessary WARN notice (and meeting any similar state Law notice requirements) with respect to any termination of employment of any Kimball Electronics Group Employee. The parties acknowledge that the contemplated transactions will not result or trigger any WARN notice.
(b)    Compliance with Employment Laws. On and after the Effective Time, (i) each member of the Kimball International Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of Kimball International Group Employees and the treatment of any applicable Former Kimball International Group Employees in respect of their former employment, and (ii) each member of the Kimball Electronics Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related Laws and requirements relating to the employment of Kimball Electronics Group Employees and the treatment of any Former Kimball Electronics Group Employees in respect of their former employment.

Section 3.3    Employee Records.
(a)    Sharing of Information. Subject to any limitations imposed by applicable Law, Kimball International and Kimball Electronics (acting directly or through members of the Kimball International Group or the Kimball Electronics Group, respectively) shall provide to the other and their respective agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement. The Parties also hereby agree to enter into any business associate arrangements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.
(b)    Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law, as of the Effective Time or as soon as administratively practicable thereafter, Kimball International shall transfer and assign to Kimball Electronics all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits under the applicable Kimball Electronics Benefit Plan and all absence management records, Family and Medical Leave Act records, insurance beneficiary designations, flexible spending account enrollment confirmations, attendance, and return to work information relating to or maintained for Kimball Electronics Group Employees, and for any Former Kimball Electronics Group Employees who participate in Kimball Electronics Benefit Plans (“Benefit Management Records”). Subject to any limitations imposed by applicable Law, Kimball International, however, may retain originals of, copies of, or access to personnel records, immigration records, payroll forms and Benefit Management Records as long as necessary to provide services to Kimball Electronics (acting on its behalf pursuant to the Transition Services Agreement between the Parties entered into as of the date of this Agreement) or otherwise as required by applicable Law. Kimball Electronics will use personnel records, payroll forms and Benefit Management Records for lawful purposes only. It is understood that following the Effective Time, Kimball International records so transferred and assigned may be maintained by Kimball Electronics (acting directly or through one of its Subsidiaries) pursuant to Kimball Electronics’ applicable records retention policy.
(c)    Access to Records. To the extent not inconsistent with this Agreement and any applicable privacy protection Laws or regulations or Privacy Contracts, reasonable access to Employee-related records after the Effective Time will be provided to members of the Kimball International Group and members of the Kimball Electronics Group pursuant to the terms and conditions of Section 7.3 of the Distribution Agreement. In addition, notwithstanding anything to the contrary, Kimball Electronics shall provide Kimball International with reasonable access to those records necessary for its administration of any Benefit Plans or programs, or employment and compensation matters, on behalf of Kimball International Group Employees and Former Kimball International Group Employees after the Effective Time as permitted by any applicable privacy protection Laws or regulations or Privacy Contracts. Kimball International shall also be permitted to retain copies of all restrictive covenant agreements with any Kimball Electronics Group Employee in which any member of the Kimball International Group has a valid business interest. In addition, Kimball International shall provide Kimball Electronics with reasonable access to those records necessary for its administration of any Benefit Plans or programs, or employment and compensation matters, on behalf of Kimball Electronics Group Employees or Former Kimball Electronics Group Employees after the Effective Time as permitted by any applicable privacy protection Laws or regulations or Privacy Contracts. Kimball Electronics shall also be permitted to retain copies of all restrictive covenant agreements with any Kimball International Group Employee or Former Kimball International Group Employee in which any member of the Kimball Electronics Group has a valid business interest.
(d)    Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, Kimball International and Kimball Electronics shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations, Privacy Contracts and internal policies applicable to such information.
(e)    Confidentiality. Except as otherwise set forth in this Agreement, all records and data relating to Employees shall, in each case, be subject to the confidentiality provisions of the Distribution Agreement and any other applicable agreement and applicable Law, and the provisions of this Section 3.3 shall be in addition to, and not in derogation of, the provisions of the Distribution Agreement governing confidential information, including Section 7.6 of the Distribution Agreement.
(f)    Cooperation. Each Party shall use commercially reasonable efforts to cooperate to share, retain, and maintain data and records that are necessary or appropriate to further the purposes of this Section 3.3 and for each Party to administer its respective Benefit Plans to the extent consistent with this Agreement and applicable Law, and each Party agrees to cooperate as long as is reasonably necessary to further the purposes of this Section 3.3. No Party shall charge another Party a fee for such cooperation.
(g)    Labor Relations. To the extent required by applicable Law or any agreement with a labor union, works council or similar employee organization, Kimball Electronics shall provide notice, engage in consultation and take any similar action which may be required on its part in connection with the Distribution and shall fully indemnify Kimball International against any Liabilities arising from its failure to comply with such requirements.
ARTICLE IV
EQUITY AND EQUITY-BASED COMPENSATION
Section 4.1General Principles.
(a)Kimball International and Kimball Electronics shall take any and all reasonable actions as shall be necessary and appropriate to further the provisions of this Article IV, including, to the extent practicable, providing written notice or similar communication to each Employee who holds one or more awards granted under the Kimball International Equity Plan informing such Employee of (i) the actions contemplated by this Article IV with respect to such awards and (ii) whether (and during what time period) any “blackout” period shall be imposed upon holders of awards granted under the Kimball International Equity Plan during which time awards may not be exercised or settled, as the case may be.
(b)Following the Effective Time, a grantee who has outstanding equity-based awards under the Kimball International Equity Plan and/or replacement equity-based awards under the Kimball Electronics Equity Plan shall be considered to have been employed by the applicable plan sponsor before and after the Effective Time for purposes of (i) vesting and (ii) determining the date of termination of employment as it applies to any such award; provided, that this Section 4.1(b) shall not govern adjustments made to the Kimball International PSAs under Section 4.2 hereof.
(c)No award described in this Article IV, whether outstanding or to be issued, adjusted, substituted or cancelled by reason of or in connection with the Distribution, shall be adjusted, settled, cancelled, or exercisable, until in the judgment of the administrator of the applicable plan or program such action is consistent with all applicable Laws, including federal securities Laws. Any period of exercisability will not be extended on account of a period during which such an award is not exercisable pursuant to the preceding sentence.
(d)The adjustment or conversion of Kimball International PSAs shall be effected in a manner that is intended to avoid the imposition of any accelerated, additional, penalty or other Taxes on the holders thereof pursuant to Section 409A of the Code.
Section 4.2    Performance Share Awards. The number of Kimball International Common Shares underlying each Kimball International PSA held by a Kimball International Group Employee or Former

Kimball International Group Employee immediately prior to the Effective Time shall remain a Kimball International PSA and be adjusted as of the Distribution Date by dividing such shares by the Kimball International Ratio, with the result rounded up to the extent it includes a fractional share; and the number of Kimball International Common Shares underlying each Kimball International PSA held by a Kimball Electronics Group Employee or Former Kimball Electronics Group Employee immediately prior to the Effective Time shall be converted as of the Distribution Date into a Kimball Electronics PSA and adjusted by dividing such shares by the Kimball Electronics Ratio, with the result rounded up to the extent it includes a fractional share. . The terms and conditions to which the (i) Kimball International PSAs are subject shall be substantially the same terms and conditions before and after the Effective Time; and (ii) Kimball Electronics PSAs are subject shall be substantially similar to the terms and conditions applicable to the corresponding Kimball International PSA immediately prior to the Effective Time; provided, however, that the calculations of performance will be adjusted to appropriately reflect the Transaction. Exhibit A attached hereto contains the methodology applicable to such calculations and adjustments.
Section 4.3    Section 16(b) of the Exchange Act. By approving the adoption of this Agreement, the respective Boards of Directors of each of Kimball International and Kimball Electronics intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity awards by directors and officers of each of Kimball International and Kimball Electronics.
Section 4.4    Liabilities for Settlement of Awards.
(a)    Settlement of Outstanding Kimball International PSAs. Kimball International shall be responsible for all Liabilities associated with Kimball International PSAs, including any share delivery, registration or other obligations related to the settlement of the Kimball International PSAs.
(b)    Settlement of Outstanding Kimball Electronics PSAs. Kimball Electronics shall be responsible for all Liabilities associated with Kimball Electronics PSAs including any share delivery, registration or other obligations related to the settlement of the Kimball Electronics PSAs.
Section 4.5    Form S-8. As soon as reasonably practicable and subject to applicable Law, Kimball Electronics shall prepare and file with the Securities Exchange Commission a registration statement on Form S-8 (or another appropriate form) registering under the Securities Act the offering of a number of Kimball Electronics Common Shares at a minimum equal to the number of shares subject to the Kimball Electronics 401(k) Plan, Kimball Electronics PSAs and the Kimball International 401(k) Plan. Kimball Electronics shall use commercially reasonable efforts to cause any such registration statement to be kept effective (and the current status of the prospectus or prospectuses required thereby to be maintained).
Section 4.6    Tax Reporting and Withholding for Equity-Based Awards. Unless otherwise required by applicable Law, Kimball International (or one of its Subsidiaries) will be responsible for all income, payroll, fringe benefit, payment on account or other tax reporting related to income of or otherwise owed by Kimball International Group Employees or Former Kimball International Group Employees from equity-based awards, and Kimball Electronics (or one of its Subsidiaries) will be responsible for all income, payroll, fringe benefit, payment on account or other tax reporting related to or otherwise owed on income of Kimball Electronics Group Employees from equity-based awards. Similarly, Kimball International will be responsible for all income, payroll, fringe benefit, payment on account or other tax reporting related to or otherwise owed on income of its non-employee directors from equity-based awards, and Kimball Electronics will be responsible for any income, payroll, fringe benefit, payment on account or other tax reporting related to income of or otherwise owed by its non-employee directors from equity-based awards. Further, Kimball International (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings and related payments for Kimball International Group Employees to each applicable taxing authority, and Kimball Electronics (or one of its Subsidiaries) shall be responsible for remitting applicable tax withholdings and related payments for Kimball Electronics Group Employees to each applicable taxing authority; provided, however, that to the extent necessary (and permissible) to effectuate the foregoing, either Kimball International or Kimball Electronics may act as agent for the other company by remitting amounts withheld in the form of shares or in conjunction with an exercise transaction and related payments to an appropriate taxing authority.
Section 4.7    Cooperation. Each Party acknowledges and agrees to use commercially reasonable efforts to cooperate with each other and with third-party providers to effect withholding and remittance of Taxes, as well as required tax reporting, in a timely, efficient and appropriate manner to further the purposes of this Article IV and to administer all employee equity awards that are outstanding immediately following the Effective Time (including all such equity awards that are adjusted in accordance with this Article IV) to the extent consistent with this Agreement and applicable Law, for as long as is reasonably necessary to further the purposes of this Article IV. No Party shall charge another Party a fee for such cooperation.
ARTICLE V
BONUSES FOR KIMBALL ELECTRONICS GROUP EMPLOYEES
Section 5.1Kimball International Bonus Plan Participation. As of the Effective Time, each Kimball Electronics Group Employee shall cease to participate in any Kimball International Benefit Plan (including, without limitation, the Kimball International Incentive Bonus Plan) that provides cash bonus or similar cash incentive opportunities (the “Kimball International Bonus Plans”), and from and after the Effective Time, the Kimball Electronics Group shall be solely responsible for providing cash bonus or similar cash incentive opportunities to Kimball Electronics Group Employees, in accordance with this Article V.
Section 5.2    Bonus Determination.
(a)With respect to any performance period under Kimball International Bonus Plans that has not been completed on or prior to the Effective Time, the Kimball Electronics Group shall provide each Kimball Electronics Group Employee with a cash bonus or similar cash incentive opportunity that is equivalent to the cash bonus or similar cash incentive opportunity which could have been earned under the applicable Kimball International Bonus Plan for such incomplete performance period. As soon as practicable following the Effective Time, Kimball International shall transfer to Kimball Electronics and Kimball Electronics shall assume, the accrued Liability related to the Kimball International Bonus Plans for each Kimball Electronics Group Employee for the portion of the applicable performance period beginning on the first day of the applicable performance period and ending on the Effective Time. For purposes of determining the amount of the accrued Liability to be transferred to and assumed by Kimball Electronics, the applicable performance criteria shall be measured by Kimball International in accordance with the terms of the applicable Kimball International Bonus Plans for the portion of the applicable performance period up to the Effective Time and based on the fiscal year 2015 year-to-date Kimball International financial results as of the Effective Time.
(b)The Kimball Electronics Group shall determine individual Kimball Electronics Group Employee bonus or similar cash incentive amounts, by allocating any applicable aggregate bonus pool as if such bonus pool were being paid under the terms of the applicable Kimball International Bonus Plan, taking into account individual performance criteria as determined by the Kimball Electronics Group in its reasonable discretion. Following such determination, the Kimball Electronics Group shall pay each Kimball Electronics Group Employee the applicable bonus amounts in the same form and on the same timing that each Kimball Electronics Group Employee would have received such bonus or similar short-term cash incentive amount under the terms of the Kimball International Bonus Plans had the Distribution not occurred.

ARTICLE VI
U.S. TAX-QUALIFIED DEFINED CONTRIBUTION PLAN
Section 6.1Establishment of the Kimball Electronics 401(k) Plan. No later than the Effective Time, Kimball Electronics shall have established a defined contribution plan that is intended to meet the requirements of Sections 401(a) and 401(k) of the Code and a related trust that is intended to meet the requirements of Section 501(a) of the Code for the benefit of Kimball Electronics Group Employees (but not Former Kimball Electronics Group Employees, who will continue to be participants in the Kimball International 401(k) Plan) who prior to the Effective Time participated in the Kimball International 401(k) Plan (“Kimball Electronics 401(k) Plan”). Kimball Electronics shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain, and administer the Kimball Electronics 401(k) Plan so that it is qualified under Sections 401(a) and 401(k) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Kimball Electronics (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the Kimball Electronics 401(k) Plan.
Section 6.2    Transfer of Kimball International 401(k) Plan Assets. Not later than sixty (60) days following the Effective Time (or such later time as mutually agreed by the Parties), Kimball International shall cause the accounts (including any outstanding loan balances) in the Kimball International 401(k) Plan attributable only to Kimball Electronics Group Employees (the “Kimball Electronics 401(k) Plan Participants”) and all of the assets in the Kimball International 401(k) Plan related thereto to be transferred to the Kimball Electronics 401(k) Plan, and Kimball Electronics shall cause the Kimball Electronics 401(k) Plan to accept such transfer of accounts and underlying assets and, commencing as of the date of such transfer, to assume and to fully perform, pay, and discharge, all obligations of the Kimball International 401(k) Plan relating to the accounts of the Kimball Electronics 401(k) Plan Participants (to the extent the assets related to those accounts are actually transferred from the Kimball International 401(k) Plan to the Kimball Electronics 401(k) Plan). Assets invested in the Kimball International 401(k) Plan in investment funds that will be replicated in the Kimball Electronics 401(k) Plan shall, unless otherwise agreed by the Parties, be transferred in kind, and assets invested in investment funds that will not be replicated in the Kimball Electronics 401(k) Plan shall be mapped into new investment funds that will be established for such purpose. The foregoing transfer of assets and liabilities from the Kimball International 401(k) Plan to the Kimball Electronics 401(k) Plan shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA.
Section 6.3    Treatment of Kimball Electronics Common Shares and Kimball International Common Shares.
(a)Kimball Electronics Common Share Fund; Kimball Electronics Common Shares Held in Kimball International 401(k) Plan Accounts. The Kimball Electronics 401(k) Plan will provide, effective as of the Effective Time: (i) for the establishment of a Kimball Electronics Common Share Fund; (ii) that such Kimball Electronics Stock Fund shall receive a transfer of and hold all Kimball Electronics Common Shares distributed in connection with the Distribution in respect of Kimball International Common Shares held in Kimball International 401(k) Plan accounts of Kimball Electronics 401(k) Plan Participants; and (iii) that, following the Effective Time, contributions made by or on behalf of such Kimball Electronics 401(k) Plan Participants may be allocated to the Kimball Electronics Common Share Fund. Kimball Electronics Common Shares distributed in connection with the Distribution in respect of Kimball International Common Shares held in Kimball International 401(k) Plan accounts of Kimball International Group Employees, Former Kimball International Group Employees, or Former Kimball Electronics Group Employees who participate in the Kimball International 401(k) Plan (the “Kimball International 401(k) Plan Participants”) shall be deposited in a Kimball Electronics Common Share Fund under the Kimball International 401(k) Plan, and Kimball International 401(k) Plan Participants will be prohibited from increasing their holdings in such Kimball Electronics Common Share Fund under the Kimball International 401(k) Plan and may elect to liquidate their holdings in such Kimball Electronics Common Share Fund and invest those monies in any other investment fund offered under the Kimball International 401(k) Plan. Any Kimball Electronics Common Shares held in Kimball International 401(k) Plan accounts of Kimball Electronics Group Employees shall be transferred in kind to the trust underlying the Kimball Electronics 401(k) Plan pursuant to Section 6.2 of this Agreement.
(b)Kimball International Common Shares in Kimball International 401(k) Plan Accounts. Without limiting the generality of the provisions of Section 6.2, Kimball International Common Shares held in Kimball International 401(k) Plan accounts of Kimball International 401(k) Plan Participants prior to the Effective Time shall be transferred in kind to a Kimball International Common Share Fund under the Kimball Electronics 401(k) Plan pursuant to Section 6.2 of this Agreement. Kimball Electronics 401(k) Plan Participants will be prohibited from increasing their holdings in Kimball International Common Shares under such Kimball International Common Share Fund and may elect to liquidate their holdings in such Kimball International Common Share Fund and invest those monies in any other investment fund offered under the Kimball Electronics 401(k) Plan.
Section 6.4    Tax Qualified Status. Kimball Electronics will take all steps and make any necessary filings with the IRS to establish and maintain the Kimball Electronics 401(k) Plan so that such plan is qualified under Sections 401(a) and 401(k) of the Code and the related trust is tax-exempt under Section 501(a) of the Code, including applying for and obtaining a favorable determination letter from the IRS as to such qualification. Furthermore, prior to the Section 6.2 transfer of Kimball International 401(k) Plan assets, Kimball International and Kimball Electronics (each acting directly or through their respective Affiliates) shall, as and to the extent required, file IRS Form 5310‑A regarding the transfer of assets and liabilities from the Kimball International 401(k) Plan to the Kimball Electronics 401(k) Plan as contemplated by this Article VI.
ARTICLE VII
U.S. SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
Section 7.1Kimball Electronics SERP.
(a)Establishing Kimball Electronics SERP. As of the Transferred Group Adoption Date, Kimball Electronics shall have established and adopted a supplemental employee retirement plan for its key employees (collectively, the “Kimball Electronics SERP”) to provide each Kimball Electronics Group Employee who was a participant in the Kimball International SERP as of immediately prior to the Effective Time (each, an “Kimball Electronics SERP Participant”) benefits following the Effective Time substantially similar to those provided with respect to such person under the Kimball International SERP as of immediately prior to the Effective Time. As of the Effective Time, the Kimball Electronics Group Employees shall no longer participate in the Kimball International SERP; however, Former Kimball Electronics Group Employees will continue to participate in the Kimball International SERP. The Parties agree that for purposes of the Kimball International SERP, a Kimball Electronics SERP Participant shall not be considered to have incurred a separation of service as determined under the general rules of Section 409A of the Code as a result of the Distribution or the transfer of employment or service from Kimball International (or a Kimball International Entity) to Kimball Electronics (or a Kimball Electronics Entity), and such employment or service shall only be considered to terminate for purposes of the Kimball Electronics SERP when the employment or service of such Kimball Electronics SERP Participant with the Kimball Electronics Group terminates in accordance with the terms of the Kimball Electronics SERP and applicable Laws (including, without limitation Section 409A of the Code).
(b)Liability and Responsibility. The Liabilities in respect of Kimball Electronics SERP Participants under the Kimball International SERP shall be assumed by Kimball Electronics as sponsor of the Kimball Electronics SERP, effective as of the Effective Time. Kimball Electronics shall have sole responsibility for the administration of the Kimball Electronics SERP and the payment of benefits thereunder to or on behalf of Kimball Electronics Group Employees, and no member of the Kimball International Group shall have any liability or responsibility therefor. Kimball International shall have sole responsibility for the administration of the Kimball International SERP and the payment of benefits thereunder to or on behalf of Kimball International Group Employees, Former Kimball International Group Employees, and Former Kimball Electronics Group Employees, and no member of the Kimball Electronics Group shall have any liability or responsibility therefor.
ARTICLE VIII
U.S. WELFARE PLAN
Section 8.1Establishment of Kimball Electronics Welfare Plan. Following the Effective Time and prior to the Kimball Electronics Welfare Plan Implementation Date, Kimball Electronics shall establish and adopt the Kimball Electronics Welfare Plan that will provide welfare benefits, effective as of January 1, 2015, (the “Kimball Electronics Welfare Plan Implementation Date”), to each Kimball Electronics Group Employee or Former Kimball Electronics Group Employee who is a participant in the Kimball International Welfare Plan (and their eligible spouses and dependents, as the case may be) (collectively, the “Kimball Electronics Welfare Plan Participants”) under terms and conditions that are similar to the Kimball International U.S. Welfare Plan. The Parties may accelerate the Kimball Electronics Welfare Plan Implementation Date. Coverage and benefits under the Kimball Electronics Welfare Plan shall then be provided to the Kimball Electronics Welfare Plan Participants on an uninterrupted basis under the newly established Kimball Electronics Welfare Plan which shall contain similar benefit provisions as in effect under the corresponding Kimball International Welfare Plan immediately prior to the Effective Time. Kimball Electronics Welfare Plan Participants shall cease to be eligible for coverage under the Kimball International Welfare Plan on the Kimball Electronics Welfare Plan Implementation Date with respect to the Kimball International Welfare Plan affected on such date. For the avoidance of doubt, Kimball Electronics Welfare Plan Participants shall not participate in any Kimball International Welfare Plan after the time set forth in the immediately preceding sentence, and Kimball International Group Employees and Former Kimball International Group Employees shall not participate in the Kimball Electronics Welfare Plan at any time.
Section 8.2    Transitional Matters Under Kimball Electronics Welfare Plans; Treatment of Claims Incurred.
(a)Liability for Claims. With respect to unpaid covered claims that are either incurred but not processed or that are incurred but unreported prior to the Effective Time by any Kimball Electronics Welfare Plan Participant under the Kimball International Welfare Plan, including claims that are self-insured and claims that are fully insured through third-party insurance, Kimball Electronics shall assume and be responsible for the payment for such claims or shall cause such Kimball Electronics Welfare Plan to fully perform, pay and discharge all such claims, as the case may be. No Kimball International Entity shall be responsible for any Liability with respect to any such claims.
(i)Claims Incurred. For purposes of this Section 8.2(a), a claim or expense is deemed to be incurred (A) with respect to medical (including continuous hospitalization), dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or expense; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or expense; and (C) with respect to long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or expense.
(b)Credit for Deductibles and Other Limits. With respect to each Kimball Electronics Welfare Plan Participant, Kimball Electronics and Kimball International shall use reasonable efforts to agree that the

Kimball Electronics Welfare Plans will give credit for the plan year in which the Effective Time occurs for any amount paid, number of services obtained or provider visits by such Kimball Electronics Welfare Plan Participant toward deductibles, out-of-pocket maximums, limits on number of services or visits, or other similar limitations to the extent such amounts are taken into account under the comparable Kimball International Welfare Plan. For purposes of any life-time maximum benefit limit payable to a Kimball Electronics Welfare Plan Participant under any Kimball Electronics Welfare Plan, the Kimball Electronics Welfare Plan will recognize any expenses paid or reimbursed by the Kimball International Welfare Plan with respect to such participant prior to the Effective Time to the same extent such expense payments or reimbursements would be recognized in respect of an active plan participant under the Kimball International Welfare Plan.
(c)COBRA. Kimball International shall be responsible for administering compliance with the group health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA and the corresponding provisions of the Kimball International Welfare Plan with respect to Kimball Electronics Group Employees and Former Kimball Electronics Group Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Kimball International Welfare Plan prior to the Kimball Electronics Welfare Plan Implementation Date, subject to Kimball Electronics’ obligation to reimburse Kimball International for the cost of such administration under the Transition Services Agreement and coverage under the Kimball International Welfare Plan. At and after the Kimball Electronics Welfare Plan Implementation Date, Kimball Electronics shall assume all requirements with respect to COBRA and the certificate of creditable coverage requirements under HIPAA with respect to all Kimball Electronics Group Employees and Former Kimball Electronics Group Employees.
(d)Employees on Leave. As of the Effective Time, Kimball Electronics shall assume and satisfy all Liabilities with respect to any Kimball Electronics Group Employee who is, as of the Effective Time, on vacation or other approved leave of absence, whether paid or unpaid (including leave under FMLA or corresponding state Law, disability, workers’ compensation leave, military leave and other approved leave, including Liabilities for salary continuation, paid leave or continuing Benefit Plans). Notwithstanding the foregoing, any individual residing in California who would have become a Kimball Electronics Group Employee as of the Effective Time but was on an approved leave of absence at the Effective Time shall become a Kimball Electronics Group Employee following the conclusion of his or her approved leave.
Section 8.3    Continuity of Benefits, Benefit Elections and Beneficiary Designations.
(a)    Benefit Elections and Designations. As of the first day of the month after the month in which the Distribution occurs, or if later, the Kimball Electronics Welfare Plan Implementation Date (or such other date provided for under Section 8.3(b)), Kimball Electronics shall cause the Kimball Electronics Welfare Plan to recognize and give effect to all elections and designations (including all coverage and contribution elections and beneficiary designations) made by each Kimball Electronics Welfare Plan Participant under, or with respect to, the annual enrollment conducted on behalf of the Kimball Electronics Welfare Plan by Kimball International. Notwithstanding the foregoing, nothing in this Section 8.3(a) will prohibit Kimball Electronics from soliciting or causing the solicitation of new election forms or beneficiary designations from Kimball Electronics Welfare Plan Participants to be effective under the Kimball Electronics Welfare Plan as of January 1, 2015.
(b)    Employer Non-elective Contributions. As of immediately after the relevant Kimball Electronics Welfare Plan Implementation Date, Kimball Electronics shall cause any Kimball Electronics Welfare Plan that constitutes a “cafeteria plan” under Section 125 of the Code to recognize and give effect to all non-elective employer contributions credited toward coverage of a Kimball Electronics Welfare Plan Participant under the corresponding Kimball International Welfare Plan that is a cafeteria plan under Section 125 of the Code for the applicable plan year.

(c)    Waiver of Conditions or Restrictions. Unless prohibited by applicable Law, the Kimball Electronics Welfare Plan will waive all limitations, exclusions, service conditions, waiting period limitations or evidence of insurability requirements that would otherwise be applicable to the Kimball Electronics Welfare Plan Participant following the Effective Time to the extent that such Employee had previously satisfied such limitation under the corresponding Kimball International Welfare Plan.
(d)    Health Savings Accounts. Pursuant to Section 8.1, on or prior to the relevant Kimball Electronics Welfare Plan Implementation Date, Kimball Electronics shall, or shall cause another Kimball Electronics Entity to, establish and adopt the Kimball Electronics Welfare Plan and will coordinate with a health savings account custodian to make available a health savings account option for eligible Kimball Electronics Welfare Plan Participants which will provide health savings account benefits to eligible Kimball Electronics Welfare Plan Participants similar to the benefits provided to eligible participants in the health savings plan option of the Kimball International Welfare Plan. The health savings account made available in connection with the Kimball Electronics Welfare Plan shall, to the extent permissible under applicable IRS regulations, be effective as of the relevant Kimball Electronics Welfare Plan Implementation Date.
Section 8.4    Insurance Contracts. To the extent any Kimball International Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, Kimball International and Kimball Electronics will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for Kimball Electronics (except to the extent changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Kimball International and Kimball Electronics for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 8.4.
ARTICLE IX
NON-U.S. BENEFIT PLANS
Section 9.1Non-U.S. Retirement Plans.
(a)With respect to any Kimball International Benefit Plan covering non-U.S. Kimball Electronics Group Employees or Former Kimball Electronics Group Employees and which is a defined benefit or defined contribution retirement or pension plan, Kimball Electronics shall cause each such Kimball Electronics Group Employee or Former Kimball Electronics Group Employee, as applicable, to become covered by a corresponding Kimball Electronics Benefit Plan which is a defined benefit or defined contribution retirement or pension plan, effective as of the Effective Time or as soon as practicable thereafter. To the extent such coverage does not commence until following the Effective Time, Kimball Electronics shall indemnify Kimball International for any continued participation by such employee in the corresponding Kimball International Benefit Plan. Kimball International will reasonably cooperate with Kimball Electronics in complying with the immediately preceding sentence. The Parties have set forth on Schedule 9.1(a) a listing of those non-U.S. Kimball International retirement or pension plans in which Kimball Electronics Group Employees and Former Kimball Electronics Group Employees are known to participate. Schedule 9.1(a) may be updated by mutual written consent of Kimball International and Kimball Electronics at any time up to 60 days after the Effective Time.
(b)With respect to any Kimball Electronics Benefit Plan covering non-U.S. Kimball International Group Employees or Former Kimball International Group Employees and which is a defined benefit or defined contribution retirement or pension plan, Kimball International shall cause each such Kimball International Group Employee or Former Kimball International Group Employee, as applicable, to become covered by a corresponding Kimball International benefit plan which is a defined benefit or defined contribution retirement or pension plan, effective as of the Effective Time or as soon as practicable thereafter.

To the extent such coverage does not commence until following the Effective Time, Kimball International shall indemnify Kimball Electronics for any continued participation by such employee in the corresponding Kimball Electronics Benefit Plan. Kimball Electronics will reasonably cooperate with Kimball International in complying with the immediately preceding sentence. The Parties have set forth on Schedule 9.1(b) a listing of those non-U.S. Kimball Electronics retirement or pension plans in which Kimball International Group Employees and Former Kimball International Group Employees are known to participate. Schedule 9.1(b) may be updated by mutual written consent of Kimball International and Kimball Electronics at any time up to 60 days after the Effective Time.
Section 9.2    Non-U.S. Welfare Plans.
(a)    Effective as of the Effective Time (or as soon as practicable thereafter), Kimball Electronics shall, or shall cause another Kimball Electronics Entity to, establish and adopt Kimball Electronics Welfare Plans for the benefit of each Kimball Electronics Group Employee or Former Kimball Electronics Group Employee who resides or works outside the United States that are substantially identical (to the extent practicable) to the welfare benefits that such Kimball Electronics Group Employee or Former Kimball Electronics Group Employee participated in immediately prior to the Effective Time. To the extent such coverage does not commence until following the Effective Time, Kimball Electronics shall indemnify Kimball International for any continued participation by such employee in the corresponding Kimball International Welfare Plan. Kimball International will reasonably cooperate with Kimball Electronics in complying with the immediately preceding sentence. The Parties have set forth on Schedule 9.2(a) a listing of non-U.S. Kimball International welfare plans in which Kimball Electronics Group Employees are known to participate (“Non-U.S. Kimball International Welfare Plans”). Schedule 9.2(a) may be updated by mutual written consent of Kimball International and Kimball Electronics at any time up to 60 days after the Effective Time.
(b)    Effective as of the Effective Time (or as soon as practicable thereafter), Kimball International shall, or shall cause another Kimball International Entity to, establish and adopt Kimball International welfare plans for the benefit of each Kimball International Group Employee or Former Kimball International Group Employee who resides or works outside the United States that are substantially identical (to the extent practicable) to the welfare benefits that such Kimball International Group Employee or Former Kimball International Group Employee participated in immediately prior to the Effective Time. To the extent such coverage does not commence until following the Effective Time, Kimball International shall indemnify Kimball Electronics for any continued participation by such employee in the corresponding Kimball Electronics Welfare Plan. Kimball Electronics will reasonably cooperate with Kimball International in complying with the immediately preceding sentence. The Parties have set forth on Schedule 9.2(b) a listing of non-U.S. Kimball Electronics Welfare Plans in which Kimball International Group Employees are known to participate (“Non-U.S. Kimball Electronics Welfare Plans”). Schedule 9.2(b) may be updated by mutual written consent of Kimball International and Kimball Electronics at any time up to 60 days after the Effective Time.
ARTICLE X
WORKERS’ COMPENSATION AND UNEMPLOYMENT COMPENSATION
Section 10.1Kimball Electronics Workers’ and Unemployment Compensation. Effective as of the Effective Time, the Kimball Electronics Entity employing each Kimball Electronics Group Employee shall have (and, to the extent it has not previously had such obligations, such Kimball Electronics Entity shall assume) the obligations for all claims and Liabilities relating to workers’ compensation and unemployment compensation benefits for all Kimball Electronics Group Employees employed by that Kimball Electronics Entity and for Former Kimball Electronics Group Employees relating to that Kimball Electronics Entity. Effective as of the Effective Time, Kimball Electronics, acting through the Kimball Electronics Group Entity employing each Kimball Electronics Group Employee, will be responsible for (a) obtaining and maintaining workers’ compensation insurance, including providing all collateral required by the insurance carriers or state workers’ compensation bodies and (b) if not already in place establishing new or transferred unemployment insurance employer accounts, policies and claims handling contracts with the applicable government agencies.
Section 10.2    Kimball International Workers’ and Unemployment Compensation. Effective as of the Effective Time, the Kimball International Entity employing each Kimball International Group Employee shall have (and, to the extent it has not previously had such obligations, such Kimball International Entity shall assume) the obligations for all claims and Liabilities relating to workers’ compensation and unemployment compensation benefits for all Kimball International Group Employees and Former Kimball International Group Employees. Effective as of the Effective Time, the Kimball International Entity formerly employing each Kimball International Group Employee shall have (and, to the extent it has not previously had such obligations, such Kimball International Entity shall assume) the obligations for all claims and Liabilities relating to workers’ compensation and unemployment compensation benefits for all Former Kimball International Group Employees.
Section 10.3    Assignment of Contribution Rights. Kimball International will transfer and assign (or cause another member of the Kimball International Group to transfer and assign) to a member of the Kimball Electronics Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a workers’ compensation claim) with respect to any workers’ compensation claim for which Kimball Electronics is responsible pursuant to this Article X. Kimball Electronics will transfer and assign (or cause another member of the Kimball Electronics Group to transfer and assign) to a member of the Kimball International Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a workers’ compensation claim) with respect to any workers’ compensation claim for which Kimball International is responsible pursuant to this Article X.
Section 10.4    Collateral. On and after the Effective Time, Kimball Electronics (acting directly or through a member of the Kimball Electronics Group) shall be responsible for providing all collateral required by insurance carriers or state workers’ compensation bodies in connection with workers’ compensation insurance or claims for which Liability is allocated to the Kimball Electronics Group under this Article X. Kimball International (acting directly or through a member of the Kimball International Group) shall be responsible for providing all collateral required by insurance carriers or state workers’ compensation bodies in connection with workers’ compensation insurance or claims for which Liability is allocated to the Kimball International Group under this Article X.
Section 10.5    Cooperation. Kimball Electronics and Kimball International shall use commercially reasonable efforts to provide that workers’ compensation and unemployment insurance costs are not adversely affected for either of them by reason of the Distribution.
ARTICLE XI
SEVERANCE
Section 11.1Severance Arrangements, Plans, Policies and Guidelines. Effective as of the Transferred Group Adoption Date, a Transferred Group Entity shall establish severance arrangements, plans, policies or guidelines to be effective as of the Effective Time (“Kimball Electronics Severance Arrangements”) under which Kimball Electronics Group Employees who, immediately prior to the Effective Time, are participants in any Kimball International severance arrangement, plan, policy or guideline, shall be eligible to participate immediately following the Effective Time. Effective as of the Effective Time, either the Transferred Group Entity shall remain the plan sponsor of Kimball Electronics Severance Arrangements or Kimball Electronics shall or shall cause another Kimball Electronics Entity to assume the Kimball Electronics Severance Arrangements. Such Kimball Electronics Severance Arrangements will provide terms and conditions

(including severance benefits) for Kimball Electronics Group Employees who are severed from the Kimball Electronics Group following the Effective Time or Transfer Date, as the case may be, that are substantially similar to the terms and conditions (including severance benefits) provided under the applicable Kimball International severance arrangements, plans, policies and guidelines (excluding any change in control severance plans or contained in employment agreements) in which such Kimball Electronics Group Employees participated immediately prior to the Effective Time or such Transfer Date for a period not less than one year. For the avoidance of doubt, the Distribution and the assignment, transfer or continuation of the employment of Kimball Electronics Group Employees contemplated by Section 3.1 shall not be deemed a severance of employment for purposes of this Agreement and any Kimball International severance arrangements, plans, policies or guidelines, and effective as of the Effective Time, Kimball Electronics Group Employees shall not be eligible to receive any severance or other benefits under any Kimball International severance plans or policies.
ARTICLE XII
BENEFIT ARRANGEMENTS AND OTHER MATTERS
Section 12.1Termination of Participation. Except as otherwise provided under this Agreement, effective as of immediately after the Effective Time, Kimball Electronics Group Employees shall not be eligible to participate in any Kimball International Benefit Plan.
Section 12.2    Accrued Time Off. Kimball Electronics shall recognize and assume all Liability for all unused vacation, holiday, sick leave, flex days, personal days and paid-time off and other time-off benefits with respect to Kimball Electronics Group Employees which accrued prior to the Effective Time and Kimball Electronics shall credit each Kimball Electronics Group Employee with such accrual; provided, however, all Liabilities shall be reduced, dollar for dollar, to the extent that Kimball International has made any payment related to any such unused vacation, holiday, sick leave, flex days, personal days and paid-time off and other time-off benefits with respect to Kimball Electronics Group Employees in accordance with applicable Law.
Section 12.3    Leaves of Absence. Kimball Electronics will continue to apply the same leave of absence policies applicable to inactive Kimball Electronics Group Employees who are on an approved leave of absence as of the Effective Time. Leaves of absence taken by Kimball Electronics Group Employees prior to the Effective Time shall be deemed to have been taken as employees of a member of the Kimball Electronics Group.
Section 12.4    Employee Restrictive Covenants. To the fullest extent permitted by the agreements described in this Section 12.4 and applicable Law, Kimball International shall assign, or cause an applicable member of the Kimball International Group to assign, to Kimball Electronics or a member of the Kimball Electronics Group, as designated by Kimball Electronics, all restrictive covenants (including confidentiality, inventions, non-competition and non-solicitation provisions) between a member of the Kimball International Group and a Kimball Electronics Group Employee, with such assignment to be effective as of the Effective Time. To the extent that assignment of such agreements is not permitted, effective as of the Effective Time, each member of the Kimball Electronics Group shall be considered to be a successor to each member of the Kimball International Group for purposes of, and a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality, inventions, non-competition and non-solicitation provisions) between a member of the Kimball International Group and a Kimball Electronics Group Employee, such that each member of the Kimball Electronics Group shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Kimball Electronics Group; provided, however, that in no event shall Kimball International be permitted to enforce such restrictive covenant agreements against Kimball Electronics Group Employees for action taken in their capacity as employees of a member of the Kimball Electronics Group.

ARTICLE XIII
GENERAL PROVISIONS
Section 13.1Preservation of Rights to Amend. The rights of each member of the Kimball International Group and each member of the Kimball Electronics Group to amend, waive, or terminate any Benefit Plan shall not be limited in any way by this Agreement.
Section 13.2    Confidentiality. Each Party agrees that any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith that is not otherwise public through no fault of such Party is confidential and is subject to the terms of the confidentiality provisions set forth herein and in the Distribution Agreement, including Section 3.3(e) of this Agreement and Section 7.6 of the Distribution Agreement.
Section 13.3    Administrative Complaints/Litigation. Except as otherwise provided in this Agreement, on and after the Effective Time, Kimball Electronics shall assume, and be solely liable for, the handling, administration, investigation, and defense of actions, including ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights, and unemployment compensation claims asserted at any time against Kimball International or any member of the Kimball International Group by any Kimball Electronics Group Employee (including any dependent or beneficiary of any such Employee) or any other person, to the extent such actions or claims arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant, or otherwise) to or with respect to the business activities of any member of the Kimball Electronics Group after the Effective Time. To the extent that any legal action relates to a putative or certified class of plaintiffs, which includes both Kimball International Group Employees (or Former Kimball International Group Employees) and Kimball Electronics Group Employees (or Former Kimball Electronics Group Employees) and such action involves employment or benefit plan related claims, reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of Employees included in or represented by the putative or certified plaintiff class. The procedures contained in the indemnification and related litigation cooperation provisions of the Distribution Agreement shall apply with respect to each Party’s indemnification obligations under this Section 13.3.
Section 13.4    Reimbursement and Indemnification. Each Party agrees to reimburse the other Party, within 30 days of receipt from the other Party of reasonable verification or except as otherwise provided in the Transition Services Agreement, for all costs and expenses which the other Party may incur on its behalf as a result of any of the respective Kimball International Benefit Plans and Kimball Electronics Benefit Plans as contemplated by this Agreement. All Liabilities retained, assumed, or indemnified against by Kimball Electronics pursuant to this Agreement, and all Liabilities retained, assumed, or indemnified against by Kimball International pursuant to this Agreement, shall in each case be subject to the indemnification provisions of the Distribution Agreement. Notwithstanding anything to the contrary, (i) no provision of this Agreement shall require any member of the Kimball Electronics Group to pay or reimburse to any member of the Kimball International Group any benefit-related cost item that a member of the Kimball Electronics Group has paid or reimbursed to any member of the Kimball International Group prior to the Effective Time; and (ii) no provision of this Agreement shall require any member of the Kimball International Group to pay or reimburse to any member of the Kimball Electronics Group any benefit-related cost item that a member of the Kimball International Group has paid or reimbursed to any member of the Kimball Electronics Group prior to the Effective Time.
Section 13.5    Costs of Compliance with Agreement. Except as otherwise provided in this Agreement, each Party shall pay its own expenses in fulfilling its obligations under this Agreement.

Section 13.6    Fiduciary Matters. Kimball International and Kimball Electronics each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.
Section 13.7    Entire Agreement. This Agreement, together with the documents referenced herein (including the Distribution Agreement and the Benefit Plans), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Distribution Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.
Section 13.8    Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any third parties any remedy, claim, Liability, reimbursement, cause of action, or other right in excess of those existing without reference to this Agreement. Except as otherwise specified herein, nothing in this Agreement is intended to amend any Benefit Plan or affect the applicable plan sponsor’s right to amend or terminate any Benefit Plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. This Agreement may not be assigned by any Party, except with the prior written consent of the other Parties.
Section 13.9    Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties. Any Party may, at any time, (i) extend the time for the performance of any of the obligations or other acts of another Party, (ii) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by another Party with any of the agreements, covenants, or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by an authorized person of the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant, or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercises thereof or of any other right.
Section 13.10    Remedies Cumulative. All rights and remedies existing under this Agreement or the schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 13.11    Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic transmission, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
To Kimball International:
Kimball International, Inc.
1600 Royal Street
Jasper, Indiana 47549
Attn: Julia E. Heitz Cassidy, General Counsel
Email: julie.heitz@kimball.com

To Kimball Electronics:
Kimball Electronics, Inc.
1205 Kimball Boulevard
Jasper, Indiana 47546
Attn: John H. Kahle, General Counsel
Email: john.kahle@kimballelectronics.com

Section 13.12    Counterparts. This Agreement, including the schedules hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.
Section 13.13    Severability. If any term or other provision of this Agreement or the schedules attached hereto is determined by a non-appealable decision by a court, administrative agency, or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the court, administrative agency, or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 13.14    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Indiana, without regard to any conflicts of law provision or rule thereof that would result in the application of the Laws of any other jurisdiction.
Section 13.15    Dispute Resolution. The procedures for negotiation and binding arbitration set forth in Article VIII of the Distribution Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability, or validity hereof.
Section 13.16    Performance. Each of Kimball International and Kimball Electronics shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the Kimball International Group and any member of the Kimball Electronics Group, respectively. The Parties each agree to take such further actions and to execute, acknowledge, and deliver, or to cause to be executed, acknowledged, and delivered, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
Section 13.17    Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against any Party.
Section 13.18    Effect if Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated prior to the Effective Time, this Agreement shall be of no further force and effect and shall be void ab initio.
Section 13.19    Code Sections 162(m) and 409A. Notwithstanding anything in this Agreement to the contrary, Kimball International and Kimball Electronics agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of any award or other compensation is, to the extent prescribed under the terms of the applicable plan and award agreement, not limited by reason of Section 162(m) of the Code, and (ii) the treatment of any award or other compensation does not cause the imposition of a penalty tax under Section 409A of the Code.
Section 13.20    Settlor Prerogatives Regarding Plan Dispositions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to require Kimball Electronics to maintain a Kimball Electronics Benefit Plan for a specific period of time, or into perpetuity, and further, nothing herein shall be construed to inhibit or otherwise interfere with Kimball Electronics’ ability to terminate a Kimball Electronics Benefit Plan, so long as the termination of a Kimball Electronics Benefit Plan that is intended to be qualified under Section 401(a) of the Code does not jeopardize the tax-qualified status of the Kimball Electronics Benefit Plan.
[Signature Page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

KIMBALL INTERNATIONAL, INC.

By:	/s/ James C. Thyen
Name:	JAMES C. THYEN
Title:	Chief Executive Officer and President

KIMBALL ELECTRONICS, INC.

By:	/s/ Donald D. Charron
Name:	DONALD D. CHARRON
Title:	Chairman and Chief Executive Officer

EXHIBIT A
TO
EMPLOYEE MATTERS AGREEMENT

Calculations and Adjustments Relating to Performance Share Awards

Effective as of the Distribution Date (upon which date the Kimball Electronics shares will be electronically distributed by Computershare to all Kimball International shareholders of record (both Class A and B) shareholders of Kimball International) the following adjustments shall be made:

•
All Kimball International Group Employees and Kimball Electronics Group Employees with outstanding Kimball International APSAs and Kimball International LTPSAs will have such outstanding awards “equitably” adjusted going forward, based upon the following formula and examples (assuming an October 31, 2014 Distribution Date):

○
Per share value of Kimball International Common Shares prior to the Distribution Date: the weighted average closing price per share of the Kimball International Common Shares on the last five (5) Trading Days prior to the Distribution Date- for example:

Date	Volume	Closing Price	% of Total Trading Volume over 5 days	Weighted Average Price
Oct. 27	2,000	$15	20%	$3.00
Oct. 28	1,500	$16	15%	$2.40
Oct. 29	2,500	$17	25%	$4.25
Oct. 30	1,000	$18.50	10%	$1.85
Oct. 31	3,000	$20	30%	$6.00
Total	10,000			$17.50

○
Per share value of Kimball International Common Shares after the Distribution Date: the weighted average closing price per share of the Kimball International Common Shares on the first five (5) Trading Days after the Distribution Date- for example:

Date	Volume	Closing Price	% of Total Trading Volume over 5 days	Weighted Average Price
Nov. 3	2,000	$15	20%	$3.00
Nov. 4	1,500	$14	15%	$2.10
Nov. 5	2,500	$16	25%	$4.00
Nov. 6	1,000	$17	10%	$1.70
Nov. 7	3,000	$15	30%	$4.50
Total	10,000			$15.30

2

○
Per share value of Kimball Electronics Common Shares after the Distribution Date: the weighted average closing price per share of the Kimball Electronics Common Shares on the first five (5) days of Trading Days after the Distribution Date - for example:

Date	Volume	Closing Price	% of Total Trading Volume over 5 days	Weighted Average Price
Nov. 3	2,000	$10	20%	$2.00
Nov. 4	1,500	$9	15%	$1.35
Nov. 5	2,500	$11	25%	$2.75
Nov. 6	1,000	$12	10%	$1.20
Nov. 7	3,000	$10	30%	$3.00
Total	10,000			$10.30

•	Kimball Electronics employees would receive their remaining awards adjusted by approximately 1.70X ($17.50/$10.30)

•	Kimball International employees would receive their remaining awards adjusted by 1.14X ($17.50/$15.30)

Kimball International PSA agreements and Kimball Electronics PSA agreements will be modified so that future Kimball Electronics PSA and Kimball International PSA payouts (after the awards are adjusted as described above) will be based upon Kimball Electronics (in the case of Kimball Electronics Group Employees) and Kimball International (in the case of Kimball International Group Employees)
respective profit sharing % attainment and be granted with their respective publicly-traded shares, such that any grants in August 2015 under the carried-over agreements would be based upon Kimball Electronics (in the case of Kimball Electronics Group Employees) and Kimball International (in the case of Kimball International Group Employees) profits solely.

3

SCHEDULE 3.1(g)
TO
EMPLOYEE MATTERS AGREEMENT

Employment Agreements; Expatriate Obligations

Employment Agreement for Donald D. Charron
Employment Agreement for John H. Kahle

4

SCHEDULE 9.1(a)
TO
EMPLOYEE MATTERS AGREEMENT

Non-U.S. Retirement Plans of Kimball International
In Which Non-U.S. Kimball Electronics Group Employees and
Former Kimball Electronics Group Employees Participate

None.

5

SCHEDULE 9.1(b)
TO
EMPLOYEE MATTERS AGREEMENT

Non-U.S. Retirement Plans of Kimball Electronics
In Which Non-U.S. Kimball International Group Employees and
Former Kimball International Group Employees Participate

None.

6

SCHEDULE 9.2(a)
TO
EMPLOYEE MATTERS AGREEMENT

Non-U.S. Kimball International Welfare Plans
In Which Kimball Electronics Group Employees and
Former Kimball Electronics Group Employees Participate

None.

7

SCHEDULE 9.2(b)
TO
EMPLOYEE MATTERS AGREEMENT

Non-U.S. Kimball Electronics Welfare Plans
In Which Kimball International Group Employees and
Former Kimball International Group Employees Participate

None.

8